Exhibit 4.2

INVESTORS’ RIGHTS AGREEMENT

THIS INVESTORS’ RIGHTS AGREEMENT (the “Agreement”) is made as of _______, 2020, by and among Groundfloor Finance Inc., a Georgia corporation (the “Company”), and each of the investors listed on Schedule A hereto, each of which is referred to in this Agreement as an “Investor.” For the avoidance of doubt, each person that is a party to the Subscription Agreement (as defined below) as an “Investor” thereunder is hereby deemed automatically, and without any further action, to have joined this Agreement and become a party hereof as an “Investor” pursuant to Section 2 of the Subscription Agreement, notwithstanding any failure by such Person have executed or delivered this Agreement to any other party hereof.

RECITALS

WHEREAS, in order to induce the Company to enter into the Series B Stock Subscription Agreement (the “Subscription Agreement”), and to induce the Investors to invest funds in the Company pursuant to the Subscription Agreement, the Investors and the Company hereby agree that this Agreement shall govern (i) the rights of the Major Investors (as defined herein) to participate in future equity offerings by the Company; and (ii) the obligation of the Investors to undertake certain actions in the event of a merger or acquisition of the Company; and

WHEREAS, the Company seeks to provide those same above referenced rights to all subsequent holders of such Series B Stock following a transfer by an Investor or Major Investor, as applicable, and prior to the termination of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, and other consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

1.	Definitions.

1.1.            “Joinder” means any document or agreement evidencing the Investor’s intention to become party to this Agreement.

1.2.            “Major Investor” means any Investor who purchases at least $250,000 worth of the Series B Stock subject to the Subscription Agreement.

1.3.            “New Securities” means any Common Stock or Preferred Stock, whether now authorized or not, and rights, options or warrants to purchase Common Stock or Preferred Stock, and securities of any type whatsoever that are, or may become, convertible or exchangeable into Common Stock or Preferred Stock; provided, however, that “New Securities” does not include: (a) shares of Common Stock issued or issuable upon conversion of any outstanding shares of Preferred Stock; (b) shares of Common Stock or Preferred Stock issuable upon exercise of any options, warrants, or rights to purchase any securities of the Company outstanding as of the Subscription Agreement Date and any securities issuable upon the conversion thereof; (c) shares of Common Stock or Preferred Stock issued in connection with any stock split or stock dividend or recapitalization; (d) shares of Common Stock or Preferred Stock (or options, warrants or rights therefor) granted or issued after the Subscription Agreement Date to employees, officers, directors, contractors, consultants or advisers to, the Company or any subsidiary of the Company pursuant to incentive agreements, stock purchase or stock option plans, stock bonuses or awards, warrants, contracts or other arrangements that are approved by the Board; (e) shares of the Company’s Series B Stock issued pursuant to the Subscription Agreement; (f) any other shares of Common Stock or Preferred Stock (and/or options or warrants therefor) issued or issuable primarily for other than equity financing purposes and approved by the Board; and (g) shares of Common Stock issued or issuable by the Company to the public pursuant to a registration statement filed under the Securities Act.

1.4.            “Next Financing” means an equity financing by the Company after the date hereof.

1.5.            “Next Financing Documents” means any documents, including, if applicable, investor rights, co-sale, voting, and other agreements, executed by the investors purchasing securities in the Next Financing

1.6.            “Person” means any individual, corporation, partnership, trust, limited liability company, association, or other entity.

1.7.            “Preferred Stock” means the Company’s Series Seed Preferred Stock, Series A Preferred Stock, and any other classes of capital stock of the Company designated as preferred stock by the Company.

1.8.            “Pro Rata Share” means the ratio of (a) the number of shares of the Company’s Common Stock issued or issuable upon conversion of the Series B Stock owned by such Investor, to (b) the number of shares of the Company’s Common Stock on a fully-diluted basis, including those shares issuable upon conversion of any other class of preferred stock, outstanding warrants, options, and other convertible securities, including without limitation, the Preferred Stock of the Company.

1.9.            “Series B Stock” means shares of the Company’s Series B Stock, no par value per share.

1.10.        “Subscription Agreement” means the Series B Stock Subscription Agreement of even date herewith by and among the Company and certain of the Investors.

1.11.        “Transferee” means any Person who has acquired Series B Stock from an Investor and not from the Company.

2.	Drag Along.

2.1.             In the event that (i) the Board, (ii) the holders of a majority of the outstanding shares of Common Stock then held by the Founders, (iii) the holders of a majority of the Series B Stock, and (iv) the holders of a majority of the outstanding shares of Series A Preferred Stock and any other classes of shares provided for in the Company’s Third Amended and Restated Articles of Incorporation, as amended or restated (together, the “Requisite Holders”) approve any act or transaction described in Section 3.4 of the Company’s Third Amended and Restated Certificate of Incorporation (the “Restated Certificate”), as amended or restated (an “Approved Sale”), (x) if the Approved Sale is structured as a merger or consolidation of the Company, or a sale of all or substantially all of the Company’s assets, the Investor agrees to be present, in person or by proxy, at all meetings for the vote thereon, to vote all shares of capital stock held by such person for, or in connection with any solicitation of written consents from the stockholders of the Company, and raise no objections to such Approved Sale, and to waive and refrain from exercising any dissenters rights, appraisal rights or similar rights in connection with such merger, consolidation or asset sale or (y) if the Approved Sale is structured as a sale of the stock of the Company, the Investor agrees to sell the Series B Stock and any other shares held by such Investor on the terms and conditions approved by the Requisite Holders. Subject to the foregoing, the Investor shall each take all necessary and desirable actions approved by the Requisite Holders in connection with the consummation of the Approved Sale, including the execution of such agreements and such instruments and other actions reasonably necessary to (1) provide the representations, warranties, indemnities, covenants, conditions, non-compete agreements, escrow agreements and other provisions and agreements relating to such Approved Sale and (2) effectuate the allocation and distribution of the aggregate consideration upon the Approved Sale.

3.	Participation Rights.

3.1.            Right of First Refusal. Each Major Investor has the right of first refusal to purchase the Major Investor’s Pro Rata Share of any New Securities that the Company may from time to time issue after the date of this Agreement, provided, however, the Major Investor will have no right to purchase any such New Securities if the Major Investor cannot demonstrate to the Company’s reasonable satisfaction that such Major Investor is at the time of the proposed issuance of such New Securities eligible to purchase such New Securities under applicable securities laws.

3.2.            Notice. If the Company proposes to undertake an issuance of New Securities, it shall give notice to each Major Investor of its intention to issue New Securities (the “Notice”), describing the type of New Securities and the price and the general terms upon which the Company proposes to issue the New Securities. Each Major Investor will have fourteen (14) days from the date of notice (the “Notice Period”), to agree in writing to purchase such Investor’s Pro Rata Share of such New Securities for the price and upon the material terms specified in the Notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased (not to exceed such Investor’s Pro Rata Share).

3.3.            Exercise Period. If a Major Investor fails to exercise in full the right of first refusal within the Notice Period, then the Company may indefinitely sell the New Securities with respect to which such Major Investor’s rights of first refusal hereunder were not exercised, at a price and on the material terms as specified in the Company’s Notice to the Major Investors. The right of first offer set forth in this Section 3 shall terminate with respect to any Major Investor who fails to purchase, in any transaction subject to this Section 3, all of such Major Investor’s Pro Rata Share of the New Securities allocated (or, if less than such Investor’s Pro Rata Share is offered by the Company, such lesser amount so offered) to such Major Investor pursuant to this Section 3.

4.	Additional Rights and Obligations

4.1.            Information Rights. The Company shall deliver to each Major Investor, provided that the Board of Directors has not reasonably determined that such Major Investor is a Competitor of the Company: (1) annual unaudited financial statements for each fiscal year of the Company; and (2) quarterly unaudited financial statements for each fiscal quarter of the company (except the last quarter of the company’s fiscal year). If the Company has audited records of any of the foregoing, it will provide those in lieu of the unaudited versions. Notwithstanding anything else in this Section 4.1 to the contrary, the Company may cease providing the information set forth in this Section 4.1 during the period starting with the date sixty (60) days before the Company’s good-faith estimate of the date of filing of a registration statement if it reasonably concludes it must do so to comply with the SEC rules applicable to such registration statement and related offering; provided that the Company’s covenants under this Section 4.1 shall be reinstated at such time as the Company is no longer actively employing its commercially reasonable efforts to cause such registration statement to become effective.

4.2.            Inspection Rights. The Company shall permit each Major Investor (provided that the Board of Directors has not reasonably determined that such Major Investor is a Competitor of the Company), at such Major Investor’s expense, to visit and inspect the Company’s properties; examine its books of account and records; and discuss the Company’s affairs, finances, and accounts with its officers, during normal business hours of the Company and with reasonable advance notification as may be reasonably requested by the Major Investor; provided, however, that the Company shall not be obligated pursuant to this Subsection 4.2 to provide access to any information that it reasonably and in good faith considers to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in form acceptable to the Company) or the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

4.3.            Voting Procedures. Each Investor shall have seven (7) calendar days after receipt of notice (the “Notice Period”) of any action subject to a vote of such Investor. If an Investor fails to vote within the Notice Period, such failure will serve as authorization for the Board to vote such Investor’s shares in alignment with the majority of all voting stockholders; provided, however, that the Company may elect, in its sole discretion to extend the Notice Period by an additional seven (7) calendar days). In connection herewith, the Investor hereby appoints the Chief Executive Officer of the Company or his designee, as the Investor’s true and lawful proxy and attorney, with the power to act alone and with full power of substitution, to vote all of the Series B Stock held by such Investor as set forth in this Section 4.3 and to execute all appropriate instruments consistent with this Agreement on behalf of such Investor if, and only if, such Investor fails to vote all of the Series B Stock held by such Investor or execute such other instruments in accordance with the provisions of this Agreement within the Notice Period (including any extensions granted by the Company) or the Company’s or any other party’s written request for the Investor’s written consent or signature. The proxy and power granted by the Investor pursuant to this Section 4.3 are coupled with an interest and are given to secure the performance of such party’s duties under this Agreement. Each such proxy and power will be irrevocable for the term hereof. The proxy and power, so long as any party hereto is an individual, will survive the death, incompetency and disability of such party or any other individual holder of the Series B Stock and, so long as any party hereto is an entity, will survive the merger or reorganization of such party or any other entity holding the Series B Stock.

5.	Obligations on Transfer.

5.1.            Joinder of Transferee. It will be a condition of the transfer of the Series B Stock held by Investor that any such Transferee become party to this Agreement. Neither the Company not its Transfer Agent, if any, shall recognize such transfer unless presented with evidence of such Transferee’s acceptance of this Agreement in a form substantially similar to the form of Joinder included in Exhibit A hereto.

6.           Termination. This Agreement shall terminate and be of no further force or effect (i) immediately before the consummation of an initial public offering registered under the Securities Act of 1933 by the Company, (ii) when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Exchange Act, or (iii) upon a Deemed Liquidation Event, as such term is defined in the Restated Certificate, whichever event occurs first.

7.           Governing Law; Jurisdiction. This Agreement shall be governed and construed in accordance with the laws of the State of Georgia.

EACH OF INVESTOR AND THE COMPANY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION LOCATED WITHIN THE STATE OF GEORGIA AND NO OTHER PLACE AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS RELATING TO THIS AGREEMENT MAY BE LITIGATED IN SUCH COURTS. EACH OF INVESTORS AND THE COMPANY ACCEPTS FOR ITSELF AND HIMSELF AND IN CONNECTION WITH ITS AND HIS RESPECTIVE PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS INVESTORS’ RIGHTS AGREEMENT. INVESTOR AND THE COMPANY FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN THE MANNER AND IN THE ADDRESS SPECIFIED IN SECTION 8. HOWEVER, NOTHING IN THIS PARAGRAPH SHALL BE CONSTRUED TO BE APPLICABLE TO ANY ACTION ARISING UNDER THE FEDERAL SECURITIES LAWS.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS INVESTORS’ RIGHTS AGREEMENT OR THE ACTIONS OF EITHER PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF, EACH OF THE PARTIES HERETO ALSO WAIVES ANY BOND OR SURETY OR SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF SUCH PARTY. EACH OF THE PARTIES HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT. BY AGREEING TO THIS PROVISION, EACH PARTY WILL NOT BE DEEMED TO HAVE WAIVED THE COMPANY’S COMPLIANCE WITH U.S. FEDERAL SECURITIES LAWS AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER.

8.                  Notices. Notice, requests, demands and other communications relating to this Agreement and the transactions contemplated herein shall be in writing and shall be deemed to have been duly given if and when (a) delivered personally, on the date of such delivery; or (b) mailed by registered or certified mail, postage prepaid, return receipt requested, in the fifth day after the posting thereof; or (c) emailed, telecopied or cabled on the date of such delivery to the address of the respective parties as follows

If to the Company, to:

Groundfloor Finance Inc.,

600 Peachtree Street, Suite 810

Atlanta, GA 30308

Attention: Brian Dally, CEO

If to Investor, at Investor’s address supplied in connection with the Investor’s Subscription Agreement or Joinder, or to such other address as may be specified by written notice from time to time by the party entitled to receive such notice. Any notices, requests, demands or other communications by email shall be confirmed by letter given in accordance with (a) or (b) above.

9.                  Additional Investors. Notwithstanding anything to the contrary contained herein, if the Company issues additional shares of the Company’s Series B Stock after the date hereof, any purchaser of such shares of Series B Stock may become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement, and thereafter shall be deemed an “Investor” for all purposes hereunder. No action or consent by the Investors shall be required for such joinder to this Agreement by such additional Investor, so long as such additional Investor has agreed in writing to be bound by all of the obligations as an “Investor” hereunder.

10.            Confidentiality. Each Investor agrees that such Investor will keep confidential and will not disclose, divulge, or use for any purpose (other than to monitor its investment in the Company) any confidential information obtained from the Company pursuant to the terms of this Agreement (including notice of the Company’s intention to file a registration statement), unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 10 by such Investor), (b) is or has been independently developed or conceived by the Investor without use of the Company’s confidential information, or (c) is or has been made known or disclosed to the Investor by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that an Investor may disclose confidential information (i) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company; (ii) to any prospective purchaser of any Series B Stock from such Investor, if such prospective purchaser agrees to be bound by the provisions of this Section 10; (iii) to any affiliate, partner, member, stockholder, or wholly owned subsidiary of such Investor in the ordinary course of business, provided that such Investor informs such Person that such information is confidential and directs such Person to maintain the confidentiality of such information; or (iv) as may otherwise be required by law, provided that the Investor promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure.

11.	Miscellaneous.

11.1.        All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the person or persons or entity or entities may require.

11.2.        This Agreement is not transferable or assignable by Investor.

11.3.        The representations, warranties and agreements contained herein shall be deemed to be made by and be binding upon Investor and its heirs, executors, administrators and successors and shall inure to the benefit of the Company and its successors and assigns.

11.4.        Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the Company and the holders of two-thirds of the Series B Stock then outstanding.

11.5.        In the event any part of this Agreement is found to be void or unenforceable, the remaining provisions are intended to be separable and binding with the same effect as if the void or unenforceable part were never the subject of agreement.

11.6.        The invalidity, illegality or unenforceability of one or more of the provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of this Agreement, including any such provision, in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

11.7.        This Agreement supersedes all prior discussions and agreements between the parties with respect to the subject matter hereof and contains the sole and entire agreement between the parties hereto with respect to the subject matter hereof.

11.8.        The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors and assigns, and it is not the intention of the parties to confer, and no provision hereof shall confer, third-party beneficiary rights upon any other person.

11.9.        The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

11.10.    This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

11.11.    If any recapitalization or other transaction affecting the stock of the Company is effected, then any new, substituted or additional securities or other property which is distributed with respect to the Series B Stock shall be immediately subject to this Investors’ Rights Agreement, to the same extent that the Series B Stock, immediately prior thereto, shall have been covered by this Agreement.

11.12.    No failure or delay by any party in exercising any right, power or privilege under this Investors’ Rights Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

[Signature pages follow]

IN WITNESS WHEREOF, the parties have executed this Investors’ Rights Agreement as of the date first written above.

Groundfloor Finance inc.

By:
Name:
Title:
Address:

SCHEDULE A

Series B Stock

Name and Address	Number of Shares Held
[___]	[___]

EXHIBIT A

JOINDER AGREEMENT

This Joinder Agreement (“Joinder Agreement”) is executed on ___________________, 20__, by the undersigned (the “Holder”) pursuant to the terms of that certain Investors’ Rights Agreement dated as of __________, 2020 (the “Agreement”), by and among the Company and certain Investors, as such Agreement may be amended or amended and restated hereafter. Capitalized terms used but not defined in this Joinder Agreement shall have the respective meanings ascribed to such terms in the Agreement. By the execution of this Joinder Agreement, the Investor agrees as follows.

1.1       Acknowledgement. Holder acknowledges that Holder is acquiring certain shares of the capital stock of the Company or options, warrants or other rights to purchase such capital stock (collectively, the “Capital Stock”) for one of the following reasons (Check the correct box):

☐	as a transferee of Capital Stock from a party in such party’s capacity as an “Investor” bound by the Agreement, and after such transfer, Holder shall be considered an “Investor” for all purposes of the Agreement.

☐	as a new Investor in accordance with Section 9 of the Agreement, in which case Holder will be an “Investor” for all purposes of the Agreement.

1.2       Agreement. Holder hereby (a) agrees that the Capital Stock, and any other shares of capital stock or securities required by the Agreement to be bound thereby, shall be bound by and subject to the terms of the Agreement and (b) adopts the Agreement with the same force and effect as if Holder were originally a party thereto, in the capacity as an “Investor”.

1.3       Notice. Any notice required or permitted by the Agreement shall be given to Holder at the address or facsimile number listed below Holder’s signature hereto.

HOLDER:	ACCEPTED AND AGREED:

By:	Groundfloor Finance Inc.
Name and Title of Signatory

Address:	By:

Title:

Email: